Exhibit 99.1

P R E S S R E L E A S E

INVESTOR AND MEDIA CONTACT:

Christopher Curtis

(847) 612-6047

Rewards Network Board Approves Contract With CEO Ron Blake;

Blake and Others Appointed to the Company’s Board of Directors

Chicago, IL September 13, 2005— Rewards Network Inc., (AMEX: IRN) one of the nation’s leading providers of loyalty and rewards programs to the restaurant industry, today announced that it has entered into an employment agreement with Ronald L. Blake, its President and Chief Executive Officer. The agreement was filed earlier today in a Form 8-K with the Securities and Exchange Commission.

Rewards Network also announced that Blake has been appointed to the Company’s Board of Directors. Additionally, Donald J. Liebentritt, President of Equity Group Investments, L.L.C. (EGI), and Nils E. Larsen, a Managing Director of EGI, have been appointed to the Company’s Board of Directors. Liebentritt will serve as the Board’s Non-Executive Chairman, replacing Samuel Zell, who has stepped down effective today. These changes increase the Company’s Board of Directors from eight members to ten.

“In a short period of time, Ron has shown the ability to effect positive change,” said Samuel Zell, the Board’s outgoing Chairman. “Under Ron’s leadership, we believe Rewards Network is positioned well for the future.”

Don Liebentritt has served as the President of EGI since May 2000, prior to which he was Executive Vice President and General Counsel of EGI. Liebentritt currently also serves on the board of directors of Home Products International, Inc. and Adams Respiratory Therapeutics, Inc. Nils Larsen has served as a Managing Director of EGI since 2001. From 1995 to 2001, Larsen held various other positions within EGI. Larsen currently serves on the board of directors of American Commercial Lines Inc.

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Rewards Network Board Approves Contract With CEO Ron Blake

About Rewards Network

Rewards Network, headquartered in Chicago, Illinois, provides loyalty and rewards programs for restaurants via its registered credit card platform. Incentives are offered through the Rewards Network branded program, airline frequent flyer dining programs, club memberships and other affinity organizations. As of June 30, 2005, Rewards Network had 3.6 million active member accounts and 10,376 restaurants in its rewards programs. Rewards Network’s common stock trades on the American Stock Exchange under the symbol IRN. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling Rewards Network at 1-877-491-3463.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (ii) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (iii) our inability to attract and retain merchants and members, (iv) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (v) changes to card association rules and practices, (vi) our dependence upon our relationships with transaction processors, presenters and aggregators, (vii) network interruptions or processing errors, (viii) our susceptibility to a changing regulatory environment, (ix) increased operating costs due to privacy concerns of our marketing partners, payment card processors and the public, (x) the failure of our security measures, (xi) our susceptibility to restaurant credit risk, (xii) economic changes, (xiii) an adverse change in our loss experience related to Marketing Credits, (xiv) adverse consequences of changes in our programs that affect the rate of rewards received by members, (xv) our inability to generate sufficient profit margin on expanded restaurant product offerings, (xvi) the loss of key personnel, (xvii) adverse determination of lawsuits in which we are a defendant that may result in liability and/or adversely impact the way in which we conduct business, (xviii) increasing competition, (xix) our inability to obtain sufficient cash, and (xx) the failure of our expansion into Canada. A more detailed description of these factors that, among others, should be considered in evaluating our outlook can be found in the company’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.

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